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                                                                    Exhibit 99.1

                           SANDY SPRING BANCORP, INC.

                               _________________


FOR IMMEDIATE RELEASE

CONTACTS:

Hunter R. Hollar
President and Chief Executive Officer
or
James H. Langmead
Vice President and Treasurer
(301) 774-6400

                SANDY SPRING BANCORP ACQUIRES BANK OF ANNAPOLIS

     August 30, 1996, Olney, Maryland . . . . Sandy Spring Bancorp, Inc.
(NASDAQ National Market--SASR) today announced the completion of the acquisition of Annapolis Bancshares, Inc. (NASDAQ--ANNB), and the merger of Annapolis Bancshares into Sandy Spring Bancorp. Under the terms of the agreement that governs the merger, each outstanding share of Annapolis Bancshares common stock has been converted into 0.62585 shares of Sandy Spring Bancorp common stock. Sandy Spring Bancorp common stock has a recent market price of $35.50 per share. In addition, Bank of Annapolis, the wholly owned bank subsidiary of Annapolis Bancshares, has been merged into Sandy Spring National Bank of Maryland. After these mergers, Sandy Spring Bancorp's consolidated assets total approximately $915 million, based upon recent financial statements.

     Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp, stated, "We are pleased to enter Annapolis through merger with a strong and profitable community institution. We intend to keep the hometown approach of Bank of Annapolis under the banner of Sandy Spring National Bank as we grow in the Annapolis and Anne Arundel County communities."

     Sandy Spring Bancorp expects the merger will result in a positive impact on consolidated net income and have a minimal effect on its earnings per share in the first year after the acquisition.

     Sandy Spring Bancorp is the bank holding company for Sandy Spring National Bank of Maryland, which has 17 banking offices in Montgomery and Howard Counties in Maryland. With consummation of this merger, the single Bank of Annapolis office with become the 18th community banking office of Sandy Spring National Bank of Maryland.

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